Exhibit (g)(i)

Global Custody Agreement – New York – General – May 2012

Table of contents

1.	INTENTION OF THE PARTIES; DEFINITIONS	1
1.1	Intention of the Parties	1
1.2	Definitions; Interpretation	1

2.	WHAT J.P. MORGAN IS REQUIRED TO DO	4
2.1	Set Up Accounts	4
2.2	Cash Account	5
2.3	Segregation of Assets; Nominee Name	5
2.4	Settlement of Transactions	6
2.5	Contractual Settlement Date Accounting	7
2.6	Actual Settlement Date Accounting	7
2.7	Income Collection (AutoCredit®)	8
2.8	Miscellaneous Administrative Duties	8
2.9	Corporate Actions	9
2.10	Class Action Litigation	9
2.11	Proxies	9
2.12	Statements of Account	10
2.13	Access to J.P. Morgan’s Records	11
2.14	Maintenance of Financial Assets at Subcustodian Locations	11
2.15	Tax Relief Services	12
2.16	Foreign Exchange Transactions	12
2.17	Notifications	12
2.18	Sealed Envelopes	12

3.	INSTRUCTIONS	13
3.1	Acting on Instructions; Method of Instruction and Unclear Instructions	13
3.2	Verification and Security Procedures	14
3.3	Instructions; Contrary to Law/Market Practice	14
3.4	Cut-Off Times	14
3.5	Electronic Access	14

4.	FEES, EXPENSES AND OTHER AMOUNTS OWING TO J.P. MORGAN	14
4.1	Fees and Expenses	14
4.2	Overdrafts	15
4.3	J.P. Morgan’s Right Over Securities; Set-off	15

5.	SUBCUSTODIANS, SECURITIES DEPOSITORIES, AND OTHER AGENTS	16
5.1	Appointment of Subcustodians; Use of Securities Depositories	16
5.2	Liability for Subcustodians	17

6.	ADDITIONAL PROVISIONS	17
6.1	Representations of the Customer and J.P. Morgan	17
6.2	The Customer is Liable to J.P. Morgan Even if it is Acting for Another Person	18
6.3	Special Settlement Services	18

Global Custody Agreement – New York – General – May 2012

7.	WHEN J.P. MORGAN IS LIABLE TO THE CUSTOMER	19
7.1	Standard of Care; Liability	19
7.1	Standard of Care; Liability	19
7.2	Force Majeure	20
7.3	J.P. Morgan May Consult With Counsel	20
7.4	J.P. Morgan Provides Diverse Financial Services and May Generate Profits as a Result	20
7.5	Assets Held Outside J.P. Morgan’s Control	20
7.6	Ancillary services	21
7.7	Service Locations	21

8.	TAXATION	21
8.1	Tax Obligations	21
8.2	Tax Relief Services	22

9.	TERMINATION	22
9.1	Termination	22
9.2	Exit Procedure	23

10.	MISCELLANEOUS	24
10.1	Notifications	24
10.2	Successors and Assigns	24
10.3	Entire Agreement	24
10.4	Information Concerning Deposits at J.P. Morgan’s Non-US Branch	24
10.5	Insurance	24
10.6	Security Holding Disclosure	24
10.7	USA PATRIOT Act Disclosure	25
10.8	Governing Law and Jurisdiction	25
10.9	Severability; Waiver; and Survival	25
10.10	Confidentiality	26
10.11	Counterparts	26
10.12	No Third Party Beneficiaries	26
SCHEDULE 1 List of Subcustodians and Markets Used by J.P. Morgan		31
SCHEDULE 2 Form of Board Resolution		32
SCHEDULE 3 J.P. Morgan Worldwide Securities Services Custody Restricted Markets Schedule		33
ANNEX A Electronic Access		34

Global Custody Agreement – New York – General – May 2012

GLOBAL CUSTODY AGREEMENT

This Agreement, dated            , 2014, is between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“J.P. Morgan”), with a place of business at             ; and 1290 FUNDS TRUST (the “Trust”), ACTING SOLELY WITH RESPECT TO EACH OF ITS SERIES LISTED ON EXHIBIT A HERETO, severally and not jointly (each such series, a “Customer”) with a place of business at 1290 Avenue of the Americas, New York, New York 10104.

1.	INTENTION OF THE PARTIES; DEFINITIONS

1.1	Intention of the Parties

(a)	This Agreement sets out the terms on which J.P. Morgan will provide custodial, settlement and other associated services to the Customer. J.P. Morgan will be responsible for the performance of only those duties expressly set forth in this Agreement.

(b)	Investing in Financial Assets and cash in foreign jurisdictions may involve risks of loss or other burdens and costs. The Customer acknowledges that J.P. Morgan is not providing any legal, tax or investment advice in providing the services under this Agreement and will not be liable for any losses resulting from Country Risk.

(c)	The terms and conditions of this Agreement are applicable only to the services which are specified in this Agreement.

1.2	Definitions; Interpretation

(a)	As used herein, the following terms have the meaning hereinafter stated.

“Account” has the meaning set forth in Section 2.1 of this Agreement.

“Affiliate” means an entity controlling, controlled by, or under common control with, J.P. Morgan or the Customer, as the case may be.

“Affiliated Subcustodian Bank” means a Subcustodian that is both a subsidiary of JPMorgan Chase & Co. and either (i) a bank chartered or incorporated in the United States of America or (ii) a branch or subsidiary of such a bank.

“Applicable Law” means any applicable statute, treaty, rule, regulation or common law and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

“Authorized Person” means any person who has been designated by written notice from the Customer in the form as provided by J.P. Morgan (or by written notice in the form as provided by J.P. Morgan from any agent designated by the Customer, including, without limitation, an investment manager) to act on behalf of the Customer under this Agreement and any person who has been given an access code by a security administrator appointed by the Customer which allows the provision of Instructions. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives and has had reasonable time to act upon Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person.

“Cash Account” has the meaning set forth in Section 2.1(a)(ii).

“Confidential Information” means and includes all non public information concerning the Customer or the Accounts which J.P. Morgan receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than J.P. Morgan’s breach of the terms of this Agreement or information which J.P. Morgan obtains on a non- confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information.

“Corporate Action” means any subscription right, bonus issue, stock repurchase plan, redemption, exchange, tender offer, or similar matter with respect to a Financial Asset in the Securities Account that requires discretionary action by the beneficial owner of the Security, but does not include rights with respect to class action litigation or proxy voting.

“Country Risk” means the risk of investing or holding assets in a particular country or market, including, but not limited to, risks arising from nationalization, expropriation or other governmental actions; the country’s financial infrastructure, including prevailing custody, tax and settlement practices; laws applicable to the safekeeping and recovery of Financial Assets and cash held in custody; the regulation of the banking and securities industries, including changes in market rules; currency restrictions, devaluations or fluctuations; and market conditions affecting the orderly execution of securities transactions or the value of assets.

“Entitlement Holder” means the person named on the records of a Securities Intermediary as the person having a Securities Entitlement against the Securities Intermediary.

“Financial Asset” means a Security and refers, as the context requires, either to the asset itself or to the means by which a person’s claim to it is evidenced, including a Security, a security certificate, or a Securities Entitlement. “Financial Asset” does not include cash.

“Instruction” means an instruction that has been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, which J.P. Morgan believes in good faith to have been given by an Authorized Person.

“J.P. Morgan Indemnitees” means J.P. Morgan, its Affiliates, its Subcustodians, and their respective nominees, directors, officers, employees and agents.

“J.P. Morgan’s London Branch” means the London branch office of JPMorgan Chase Bank, N.A.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes (other than taxes based solely on J.P. Morgan’s income), or expenses of any kind whatsoever (whether actual or contingent and including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements and, where relevant, any and all amounts owing to J.P. Morgan by the Customer’s counterparty in connection with collateral/control accounts established at J.P. Morgan pursuant to the Customer’s Instruction) outstanding from time to time.

“Sealed Envelope” means a sealed envelope which the Customer requests J.P. Morgan to hold in custody. Nothing in this definition shall obligate J.P. Morgan to accept any such Sealed Envelope.

“Securities” means shares, stocks, debentures, bonds, notes or other like obligations, whether issued in certificated or uncertificated form, and any certificates, receipts, warrants or other instruments representing rights to receive, purchase or subscribe for the same that are commonly traded or dealt in on securities exchanges or financial markets, participations and interests in an issuer recognized in an area in which it is issued or dealt in as a medium for investment and any other property as may be acceptable to J.P. Morgan for the Securities Account.

“Securities Account” means each Securities custody account on J.P. Morgan’s records to which Financial Assets are or may be credited under this Agreement.

“Securities Depository” means any securities depository, dematerialized book entry system or similar system for the central handling of Securities, whether or not acting in that capacity.

“Securities Entitlement” means the rights and property interests of an Entitlement Holder with respect to a Financial Asset as set forth in Part 5 of Article 8 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time.

“Securities Intermediary” means J.P. Morgan, a Subcustodian, a Securities Depository, and any other financial institution which in the ordinary course of business maintains Securities custody accounts for others and acts in that capacity.

“Security Procedure” means a security procedure to be followed by the Customer upon the issuance of an Instruction and/or by J.P. Morgan upon the receipt of an Instruction, so as to enable J.P. Morgan to verify that such Instruction is authorized, as set forth in service level documentation in effect from time to time between the parties with respect to the services set forth in this Agreement, or as otherwise agreed in writing by the parties. A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption or telephone call backs, and may be updated by J.P. Morgan from time to time upon notice to the Customer. The Customer acknowledges that the Security Procedure is designed to verify the authenticity of, and not detect errors in, Instructions. For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of the Customer through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an authorized Instruction.

“Subcustodian” means any of the subcustodians appointed by J.P. Morgan from time to time to hold Securities and act on its behalf in different jurisdictions (and being at the date of this Agreement the entities listed in Schedule 1) and includes any Affiliated Subcustodian Bank.

(b)	Headings are for reference and convenience only and are not intended to affect interpretation.

(c)	References to Articles and Sections are to Articles and Sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the Sections and paragraphs of the sub-sections in which they appear.
(d)	Unless the context requires otherwise, references in this Agreement to “persons” shall include legal as well as natural entities; references importing the singular shall include the plural (and vice versa); use of the generic masculine pronoun shall include the feminine; use of the term “including” shall be deemed to mean “including but not limited to,” and references to appendices and numbered sections shall be to such addenda and provisions herein; all such addenda are hereby incorporated in this Agreement by reference.

2.	WHAT J.P. MORGAN IS REQUIRED TO DO

2.1	Set Up Accounts

(a) J.P. Morgan will establish and maintain the following accounts (“Accounts”):

(i)	one or more Securities Accounts in the name of the Customer (or in another name requested by the Customer that is acceptable to J.P. Morgan) for Financial Assets, which may be held by J.P. Morgan or a Subcustodian or a Securities Depository for J.P. Morgan on behalf of the Customer, including as an Entitlement Holder; and

(ii)	one or more deposit accounts in the name of the Customer (or in another name requested by the Customer that is acceptable to J.P. Morgan) (“Cash Account”) for any and all cash in any currency received by or on behalf of J.P. Morgan for the account of the Customer.

Notwithstanding paragraph 2.1(a)(ii), cash held in respect of those markets where the Customer is required to have a cash account in its own name held directly with the relevant Subcustodian or Securities Depository will be held in that manner and will not be part of the Cash Account.

(b)	At the request of the Customer, additional Accounts may be opened in the future, and such additional Accounts shall be subject to the terms of this Agreement.

(c)	In the event that the Customer requests the opening of any additional Account for the purpose of holding collateral pledged by the Customer to a securities exchange, clearing corporation, or other central counterparty (a “Counterparty”) to secure trading activity by the Customer, or the pledge to a Counterparty of cash or individual Securities held in an Account, that Account (or the pledged cash or Securities) shall be subject to the collateral arrangements in effect between J.P. Morgan and the Counterparty in addition to the terms of this Agreement.

(d)	J.P. Morgan’s obligation to open Accounts pursuant to Section 2.1(a) is conditional upon J.P. Morgan receiving such of the following documents as J.P. Morgan may require:

(i)	a certified copy of the Customer’s constitutional documents as currently in force;

(ii)	evidence reasonably satisfactory to J.P. Morgan of the due authorization and execution of this Agreement by the Customer (for example by a certified copy of a resolution of the Customer’s board of directors or equivalent governing body, substantially in the form set out in Schedule 2);

(iii)	a fund manager mandate completed by the fund manager designated by the Customer; and (iv) in the case of any Account opened in a name not that of the Customer, documentation with respect to that name similar to that set forth in sub-sections (i) – (iii).

2.2	Cash Account

(a)	Any amount standing to the credit of the Cash Account will be either:

(i)	deposited during the period it is credited to the Accounts in one or more deposit accounts at J.P. Morgan’s head office or, if Customer so agrees in writing, at one of its non-U.S. branch offices and will constitute a debt owing to the Customer by J.P. Morgan as a banker, provided that any cash so deposited with a non-U.S. branch office will be payable exclusively by that branch office in the applicable currency, subject to compliance with Applicable Law, including, without limitation, any restrictions on transactions in the applicable currency imposed by the country of the applicable currency; or

(ii)	placed by J.P. Morgan with a bank or other financial institution in the country in which the applicable currency is issued, in which case the deposit will constitute a debt owing to the Customer by that bank or other financial institution and not J.P. Morgan, payable exclusively in the applicable currency at that bank or financial institution.

(b)	Any amounts credited by J.P. Morgan to the Cash Account on the basis of a notice or an interim credit from a third party, may be reversed if J.P. Morgan does not receive final payment in a timely manner. J.P. Morgan will notify the Customer promptly of any such reversal.

2.3	Segregation of Assets; Nominee Name

(a)	J.P. Morgan will identify in its books that Financial Assets credited to the Customer’s Securities Account belong to the Customer (except as otherwise may be agreed by J.P. Morgan and the Customer).

(b)

To the extent permitted by Applicable Law or market practice, J.P. Morgan will require each Subcustodian to identify in its own books that Financial Assets held at such Subcustodian by J.P. Morgan on behalf of its customers belong to customers of J.P. Morgan, such that it is readily apparent that the Financial Assets do not belong to J.P. Morgan or the Subcustodian.

(c)	J.P. Morgan is authorized, in its discretion:

(i)	to hold in bearer form, such Financial Assets as are customarily held in bearer form or are delivered to J.P. Morgan or its Subcustodian in bearer form;

(ii)	to hold Securities in or deposit Securities with any Securities Depository;

(iii)	to hold Securities in omnibus accounts on a fungible basis and to accept delivery of Securities of the same class and denomination as those deposited with J.P. Morgan or its Subcustodian;

(iv)	to register in the name of the Customer, J.P. Morgan, a Subcustodian, a Securities Depository, or their respective nominees, such Financial Assets as are customarily held in registered form; and

(v)	to decline to accept any asset or property which it deems to be unsuitable or inconsistent with its custodial operations.

2.4	Delivery of Financial Assets; Settlement of Transactions

Subject to Article 3 and Section 4.2 of this Agreement, J.P. Morgan will act in accordance with Instructions with respect to the transfer, exchange or delivery of Financial Assets and the settlement of transactions. Unless J.P. Morgan receives proper Instructions specifying another mode of settlement or payment, the settlement and payment of transactions will be conducted in accordance with prevailing standards of the market in which the transaction occurs. Without limiting the generality of the foregoing and only to the extent required under applicable market practice, the Customer authorizes J.P. Morgan to deliver Securities or payment in advance of receipt or settlement of consideration expected in connection with such delivery or payment, and the Customer acknowledges and agrees that such action alone will not of itself constitute negligence, fraud, or willful misconduct of J.P. Morgan, and the risk of loss arising from any such action will be borne by the Customer. In the case of the failure of the Customer’s counterparty (or other appropriate party) to deliver the expected consideration as agreed, J.P. Morgan will notify the Customer of such failure. If the Customer’s counterparty continues to fail to deliver the expected consideration, J.P. Morgan will provide information reasonably requested by the Customer that J.P. Morgan has in its possession to allow the Customer to enforce rights that the Customer has against the Customer’s counterparty, but neither J.P. Morgan nor its Subcustodians will be obliged to institute legal proceedings, file a proof of claim in any insolvency proceeding or take any similar action.

2.5	Contractual Settlement Date Accounting

(a)	J.P. Morgan will effect book entries on a contractual settlement date accounting basis as described below with respect to the settlement for those Financial Assets and transactions as to which J.P. Morgan customarily offers contractual settlement date accounting. J.P. Morgan reserves the right to restrict in good faith the availability of contractual settlement date accounting for credit or operational reasons.

(i)	Sales: On the settlement date for a sale, J.P. Morgan will credit the Cash Account with the proceeds of the sale and, if not already delivered, transfer the relevant Financial Assets to an account at J.P. Morgan pending settlement of the transaction.

(ii)	Purchases: On the settlement date for a purchase (or earlier, if market practice requires delivery of the purchase price before the settlement date), J.P. Morgan will debit the Cash Account for the settlement amount and credit a separate account at J.P. Morgan. J.P. Morgan will then post the Securities Account as awaiting receipt of the expected Financial Assets. The Customer will not be entitled to the delivery of Financial Assets until J.P. Morgan or a Subcustodian actually receives them.

Upon request, J.P. Morgan shall provide the Customer with a list of those markets for which it provides contractual settlement date accounting. J.P. Morgan may add markets to or remove markets from such list upon reasonable notice to the Customer.

(b)	J.P. Morgan may reverse any debit or credit made pursuant to Section 2.5(a) prior to a transaction’s actual settlement upon notice to the Customer in cases where J.P. Morgan reasonably believes that the transaction will not settle in the ordinary course within a reasonable time. The Customer will be responsible for any costs or Liabilities resulting from such reversal. The Customer acknowledges that the procedures described in Section 2.5 are of an administrative nature, and J.P. Morgan does not undertake to make loans and/or Financial Assets available to the Customer.

2.6	Actual Settlement Date Accounting

With respect to settlement of a transaction that is not posted to the Account on the contractual settlement date as referred to in Section 2.5, J.P. Morgan will post the transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received and settled by J.P. Morgan.

2.7	Income Collection (AutoCredit®)

(a)	J.P. Morgan will monitor information publicly available in the applicable market about forthcoming income payments on the Financial Assets, and will promptly notify the Customer of such information.

(b)	J.P. Morgan will credit the Cash Account with income proceeds on Financial Assets on the anticipated payment date, net of any taxes that are withheld by J.P. Morgan or any third party (“AutoCredit”) for those Financial Assets and/or markets as to which J.P. Morgan customarily offers an AutoCredit service. J.P. Morgan reserves the right to restrict in good faith the availability of AutoCredit for credit or operational reasons. Upon request, J.P. Morgan shall provide the Customer with a list of AutoCredit eligible markets. J.P. Morgan may add markets to or remove markets from the list of AutoCredit markets upon notice to the Customer that is reasonable in the circumstances. J.P. Morgan may reverse AutoCredit credits upon oral or written notification to the Customer if J.P. Morgan believes that the corresponding payment will not be received by J.P. Morgan within a reasonable period or the credit was incorrect.

(c)	When the AutoCredit service is not available, income on Financial Assets, net of any taxes withheld by J.P. Morgan or any third party, will be credited only after actual receipt and reconciliation by J.P. Morgan.

(d)	J.P. Morgan will use reasonable efforts to contact appropriate parties to collect unpaid interest, dividends or redemption proceeds and notify the Customer of the late payment, but neither J.P. Morgan nor its Subcustodians will be obliged to file any formal notice of default, institute legal proceedings, file a proof of claim in any insolvency proceeding or take any similar action.

2.8	Miscellaneous Administrative Duties

(a)	Until J.P. Morgan receives Instructions to the contrary, J.P. Morgan will:

(i)	present all Financial Assets for which J.P. Morgan has received notice of a call for redemption or that have otherwise matured, and all income and interest coupons and other income items that call for payment upon presentation;

(ii)	execute in the name of the Customer such certificates as may be required to obtain payment in respect of Financial Assets; and

(iii)	exchange interim or temporary documents of title held in the Securities Account for definitive documents of title.

(b)	In the event that, as a result of holding of Financial Assets in an omnibus account, the Customer receives fractional interests in Financial Assets arising out of a Corporate Action or class action litigation, J.P. Morgan will credit the Customer with the amount of cash it would have received had the Financial Assets not been held in an omnibus account, and the Customer shall relinquish to J.P. Morgan its interest in such fractional interests.

(c)	If some, but not all, of an outstanding class of Financial Assets is called for redemption, J.P. Morgan may allot the amount redeemed among the respective beneficial holders of such a class of Financial Assets on a pro rata basis or in a similar manner J.P. Morgan reasonably deems fair and equitable.

(d)	J.P. Morgan reserves the right to reverse any transactions that are credited to the Accounts due to mis-postings and other such similar actions.

2.9	Corporate Actions

(a)	J.P. Morgan will act in accordance with local market practice to obtain information concerning Corporate Actions that is publicly available in the local market. J.P. Morgan also will review information obtained from sources to which it subscribes for information concerning such Corporate Actions. J.P. Morgan will promptly provide that information (or summaries that reflect the material points concerning the applicable Corporate Action) to the Customer or its Authorized Person.

(b)	J.P. Morgan will act in accordance with the Customer’s Instructions in relation to such Corporate Actions. If the Customer fails to provide J.P. Morgan with timely Instructions with respect to any Corporate Action, neither J.P. Morgan nor its Subcustodians or their respective nominees will take any action in relation to that Corporate Action, except as otherwise agreed in writing by J.P. Morgan and the Customer or as may be set forth by J.P. Morgan as a default action in the notification it provides under Section 2.9(a) with respect to that Corporate Action.

2.10	Class Action Litigation

Any notices received by J.P. Morgan’s corporate actions department about settled securities class action litigation that requires action by affected owners of the underlying Financial Assets will be promptly notified to the Customer if J.P. Morgan, using reasonable care and diligence in the circumstances, identifies that the Customer was a shareholder and held the relevant Financial Assets in custody with J.P. Morgan at the relevant time. J.P. Morgan will not make filings in the name of the Customer in respect to such notifications except as otherwise agreed in writing between the Customer and J.P. Morgan. The services set forth in this Section 2.10 are available only in certain markets, details of which are available from J.P. Morgan on request.

2.11	Proxies

(a)	J.P. Morgan will monitor information distributed to holders of Financial Assets about upcoming shareholder meetings, promptly notify the Customer of such information and, subject to Section 2.11(c), act in accordance with the Customer’s Instructions in relation to such meetings (the “Proxy Voting Service”).

(b)	The Proxy Voting Service is available only in certain markets, details of which are available from J.P. Morgan on request. Provision of the Proxy Voting Service is conditional upon receipt by J.P. Morgan of a duly completed enrolment form as well as additional documentation that may be required for certain markets.

(c)	The Proxy Voting Service does not include physical attendance at shareholder meetings. Requests for physical attendance at shareholder meetings can be made but they will be evaluated and agreed to by J.P. Morgan on a case by case basis.

(d)	The Customer acknowledges that the provision of the Proxy Voting Service may be precluded or restricted under a variety of circumstances. These circumstances include, but are not limited to:

(i)	the Financial Assets being on loan or out for registration;

(ii)	the pendency of conversion or another corporate action;

(iii)	the Financial Assets being held in a margin or collateral account at J.P. Morgan or another bank or broker, or otherwise in a manner which affects voting;

(iv)	local market regulations or practices, or restrictions by the issuer; and

(v)	J.P. Morgan being required to vote all shares held for a particular issue for all of J.P. Morgan’s customers on a net basis (i.e., a net yes or no vote based on voting instructions received from all its customers). Where this is the case, J.P. Morgan will notify the Customer.

2.12	Statements of Account

(a)	J.P. Morgan will provide the Customer with such periodic, written reports as Customer may reasonably request. Without limitation of the foregoing, J.P. Morgan will provide the Customer with electronic access to Account information (the “Information”) that will enable the Customer to generate or receive reports and statements of account for each Account, identifying cash and Financial Assets held in the Account as well as Account transactions. The Customer will review the Information and give J.P. Morgan written notice of (i) any suspected error or omission or (ii) the Customer’s inability to access any such Information. The Customer will provide J.P. Morgan such notice within a reasonable time after (x) the Information is made available to the Customer or (y) the Customer discovers that it is unable to access the Information, as the case may be.

(b)	The Customer acknowledges that information available to it electronically with respect to transactions posted after the close of the prior business day may not be accurate due to mis-postings, delays in updating Account records, and other causes. J.P. Morgan will not be liable for any loss or damage arising out of any such information accessed electronically that is subsequently updated or corrected by the close of business on the first business day after the original transaction was posted.

2.13	Access to J.P. Morgan’s Records

(a)	J.P. Morgan will allow the Customer’s auditors and independent public accountants, as well as regulatory officials having jurisdiction over Customer, such reasonable access to the records of J.P. Morgan relating to the Accounts as may be required in connection with their examination or review of books and records pertaining to the Customer’s affairs. Subject to restrictions under the relevant local law, J.P. Morgan shall direct any Subcustodian to permit the Customer’s auditors and independent public accountants, as well as such regulatory officials, reasonable access to the records of any Subcustodian of Financial Assets held in the Securities Account as may be required in connection with such examination or review. J.P. Morgan agrees to furnish upon Customer’s request or at the request of any regulatory authority of any jurisdiction in which Customer is authorized to do business, a verification certificate in sufficient detail to permit adequate identification of the securities belonging to Customer and held by J.P. Morgan (including those Securities held by J.P. Morgan at its Subustodians under the terms of this Agreement). Such certificate must be signed by a responsible official of J.P. Morgan and furnished to the requestor, with a copy to Customer if the requestor is a regulatory authority.

(b)	J.P. Morgan will, upon reasonable written notice, allow the Customer reasonable access during normal working hours to the records of J.P. Morgan relating to the Accounts. J.P. Morgan may impose reasonable restrictions on the number of individuals allowed access, the frequency and length of such access, and the scope of the records made available. The Customer shall reimburse J.P. Morgan for the reasonable cost of copying, collating and researching archived information.

2.14	Maintenance of Financial Assets at Subcustodian Locations

(a)	Unless Instructions require another location acceptable to J.P. Morgan, Financial Assets will be held in the country or jurisdiction in which their principal trading market is located, where such Financial Assets may be presented for payment, where such Financial Assets were acquired, or where such Financial Assets are located. J.P. Morgan reserves the right to refuse to accept delivery of Financial Assets or cash in countries and jurisdictions other than those referred to in Schedule 1 to this Agreement, as in effect from time to time. J.P. Morgan may modify Schedule 1 to this Agreement upon notice to the Customer.

(b)	J.P. Morgan reserves the right to restrict the services it provides in certain markets that are deemed by J.P. Morgan to be restricted markets from time to time. A current list of these markets, and a summary of the related restrictions, is set forth on Schedule 3. J.P. Morgan may update Schedule 3 from time to time upon notice to the Customer.

2.15	Tax Relief Services

J.P. Morgan will provide tax relief services as provided in Section 8.2.

2.16	Foreign Exchange Transactions

To facilitate the administration of the Customer’s trading and investment activity, J.P. Morgan may, but will not be obliged to, enter into spot or forward foreign exchange contracts with the Customer, or an Authorized Person, and may also provide foreign exchange contracts and facilities through its Affiliates or Subcustodians. Instructions, including standing Instructions, may be issued with respect to such contracts and facilities, but J.P. Morgan may establish rules or limitations concerning any foreign exchange contract or facility made available. In all cases where J.P. Morgan or its Affiliates or Subcustodians enter into foreign exchange contracts or facilities with the Customer, J.P. Morgan will not be executing or otherwise placing any foreign exchange transaction as the Customer’s agent, and the terms and conditions of such foreign exchange contracts or facilities (as the case may be) will apply to such transactions. With respect to the Customer’s foreign exchange contracts or facilities with J.P. Morgan, J.P. Morgan will be acting as the Customer’s principal counterparty on such foreign exchange contracts or facilities (as the case may be).

2.17	Notifications

If the Customer has agreed to access information concerning the Accounts through J.P. Morgan’s website, via SWIFT messaging, or via scheduled reporting generated by J.P. Morgan’s Client Service or Operations Service Delivery teams, J.P. Morgan may make any notifications required under this Agreement by posting it via those formats.

2.18	Sealed Envelopes

From time to time, at the Customer’s request, J.P. Morgan may agree to hold certain Sealed Envelopes in custody for the Customer. Notwithstanding anything in this Agreement to the contrary, J.P. Morgan’s sole responsibility with regards to Sealed Envelopes will be to hold them in J.P. Morgan’s or in a Subcustodian’s possession. J.P. Morgan shall not be responsible for verifying the content of any Sealed Envelope purported to contain assets or assessing the value, validity or transferability of any such assets (including the existence or value of any investments contained in any Sealed Envelope). With respect to Sealed Envelopes, neither J.P. Morgan nor its Subcustodians will be obligated to perform any service or action described in this Agreement, including, but not limited to, asset servicing, tax services, corporate actions, income or dividend collection, settlement services or class action litigation.

3.	INSTRUCTIONS

3.1	Acting on Instructions

J.P. Morgan shall follow Instructions received regarding cash and Financial Assets held in the Accounts. However, until it receives Instructions to the contrary, J.P. Morgan shall:

(a)	Collect on a timely basis and/or receive all income, dividends and other payments payable on the Financial Assets to which Customer is entitled either by law or pursuant to custom in the securities business, and credit such payments to the appropriate Cash Account of Customer.

(b)	Present for payment any Financial Assets which are called, redeemed or retired or otherwise become payable and all coupons and other income items which call for payment upon presentation, to the extent that J.P. Morgan or Subcustodian is actually aware of such opportunities, subject to the J.P. Morgan’s obligations hereunder to follow coupon payments, redemptions, exchanges or similar matters with respect to Financial Assets in the Custody Account and advise Customer of rights issued, tender offers or any other discretionary rights with respect to such Financial Assets.

(c)	Execute in the name of Customer such ownership and other certificates as may be required to obtain payments in respect of Financial Assets.

(d)	Exchange interim receipts or temporary Financial Assets for definitive Financial Assets.

(e)	Appoint brokers and agents for any transaction involving the Financial Assets, including, without limitation, Affiliates of J.P. Morgan or any Subcustodian, in accordance with accepted industry practices in the relevant market.

(f)	Upon receipt of Instruction from Customer, pay or cause to be paid bills, statements, or other obligations of the Customer, insofar as funds are available for such payments.

(g)	Perform all duties in a timely manner and use reasonable efforts to maintain records sufficient to enable Customer to determine and verify information concerning the custody of its assets.

3.2	Method of Instruction and Unclear Instructions

(a)	The Customer authorizes J.P. Morgan to accept, rely upon and/or act upon any Instructions received by it without inquiry. The Customer will indemnify the J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against the J.P. Morgan Indemnitees as a result of any action or omission taken in accordance with any Instruction.

(b)	To the extent possible, Instructions to J.P. Morgan shall be sent via electronic instruction or trade information system acceptable to J.P. Morgan or via facsimile transmission. Where reasonably practicable, the Customer will use automated and electronic methods of sending Instructions.

(c)	J.P. Morgan shall promptly notify an Authorized Person if J.P. Morgan determines that an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction. J.P. Morgan may decline to act upon an Instruction if it does not receive clarification or confirmation satisfactory to it. J.P. Morgan will not be liable for any loss arising from any reasonable delay in carrying out any such Instruction while it seeks information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive clarification satisfactory to it.

3.3	Verification and Security Procedures

(a)	J.P. Morgan and the Customer shall comply with any applicable Security Procedures with respect to the delivery or authentication of Instructions and shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

(b)	Either party may record any of their telephone communications.

3.4	Instructions; Contrary to Law/Market Practice

J.P. Morgan need not act upon Instructions which it reasonably believes to be contrary to law, regulation or market practice, and J.P. Morgan shall be under no duty to investigate whether any Instructions comply with Applicable Law or market practice. In the event J.P. Morgan does not act upon such Instructions, J.P. Morgan will notify the Customer where reasonably practicable.

3.5	Cut-Off Times

J.P. Morgan has established cut-off times for receipt of Instructions, which will be set forth in a Service Level Document in effect with Customer. If J.P. Morgan receives an Instruction after its established cut-off time, J.P. Morgan will attempt to act upon the Instruction on the day requested if J.P. Morgan deems it practicable to do so or otherwise as soon as practicable after that day.

3.6	Electronic Access

Access by the Customer to certain applications or products of J.P. Morgan via J.P. Morgan’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Annex A.

4.	FEES, EXPENSES AND OTHER AMOUNTS OWING TO J.P. MORGAN

4.1	Fees and Expenses

The Customer will pay J.P. Morgan for its services under this Agreement such fees as are set forth in Exhibit B hereto, as the same may be amended from time to time, together with J.P. Morgan’s reasonable out-of-pocket or incidental expenses, including, but not limited to, legal fees and tax or related fees incidental to processing charged directly or indirectly by governmental authorities, issuers, or their agents. Invoices will be payable within thirty (30) days of the date of the invoice. As provided in the Trust’s governing instrument, the debts, liabilities, obligations and expenses incurred in connection with J.P. Morgan’s services with respect to a particular Customer shall be enforceable against the assets of such Customer only, and not against the assets of the Trust generally, any other Customer or other series of the Trust or any trustee of the Trust or shareholder of the Customer. If the Customer disputes an invoice it shall nevertheless pay on or before the date that payment is due such portion of the invoice that is not subject to a bona fide dispute. J.P. Morgan may deduct amounts invoiced from the Cash Account except to the extent that the Customer has objected to the invoice within thirty (30) days of the date of the invoice (or such other period as the parties may agree in writing). Without prejudice to J.P. Morgan’s other rights, J.P. Morgan reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as J.P. Morgan customarily charges for similar overdue amounts.

4.2	Overdrafts

If a debit to any currency in the Cash Account results in a debit balance, then J.P. Morgan may, in its discretion, (i) advance an amount equal to the overdraft, (ii) refuse to settle in whole or in part the transaction causing such debit balance, or (iii) if any such transaction is posted to the Securities Account, reverse any such posting. If J.P. Morgan elects to make such an advance, the advance will be deemed a loan to the Customer, payable on demand, bearing interest at the applicable rate charged by J.P. Morgan from time to time, for such overdrafts, from the date of such advance to the date of payment (including after the date any judgment may be entered against the Customer with respect to any overdraft) and otherwise on the terms on which J.P. Morgan makes similar overdrafts available from time to time. No prior action or course of dealing on J.P. Morgan’s part with respect to the settlement of transactions on the Customer’s behalf will be asserted by the Customer against J.P. Morgan for J.P. Morgan’s refusal to make advances to the Cash Account or to settle any transaction for which the Customer does not have sufficient available funds in the applicable currency in the Account. The Customer shall be deemed to be in default with respect to any such advance upon the occurrence of any event of the type specified in section 365(e)(1) of the U.S. Bankruptcy Code, as amended from time to time.

4.3	J.P. Morgan’s Right Over Securities; Set-off

(a)

Without prejudice to J.P. Morgan’s rights under Applicable Law, J.P. Morgan and its Affiliates shall have, and the Customer grants to J.P. Morgan a first priority, perfected and continuing security interest in and a lien on all cash, Financial Assets and any other property of every kind that are credited to the Account or otherwise held for the Customer by J.P. Morgan (“Account Assets”) as security for any and all Liabilities of the Customer to J.P. Morgan or any of its Affiliates, and J.P. Morgan shall be entitled without notice to the Customer, to withhold delivery of such Account Assets, sell or otherwise realize any of such Account

Assets and to apply the proceeds and any other monies credited to the Cash Account in satisfaction of such Liabilities. For this purpose, J.P. Morgan may make such currency conversions as may be necessary at its then current rates for the sale and purchase of relevant currencies.

(b)	Without prejudice to J.P. Morgan’s rights under Applicable Law, J.P. Morgan may set off against any Liabilities of the Customer to J.P. Morgan or any of its Affiliates, any amount in any currency (i) standing to the credit of any of the Customer’s accounts (whether deposit or otherwise) with any J.P. Morgan branch or office or with any Affiliate of J.P. Morgan or (ii) owed to the Customer by any J.P. Morgan branch or office or by any Affiliate of J.P. Morgan. For this purpose, J.P. Morgan shall be entitled to accelerate the maturity of any fixed term deposits and to effect such currency conversions as may be necessary at its current rates for the sale and purchase of the relevant currencies.

5.	SUBCUSTODIANS, SECURITIES DEPOSITORIES, AND OTHER AGENTS

5.1	Appointment of Subcustodians; Use of Securities Depositories

(a)	J.P. Morgan is authorized under this Agreement to act through and hold the Customer’s Financial Assets with Subcustodians. J.P. Morgan will use reasonable care in the selection, monitoring and continued appointment of such Subcustodians. In addition, J.P. Morgan and each Subcustodian may deposit Securities with, and hold Securities in any Securities Depository on such terms as such Securities Depository customarily operates and the Customer will provide J.P. Morgan with such documentation or acknowledgements that J.P. Morgan may require to hold the Financial Assets in such Securities Depository.

(b)	Unless required otherwise by Applicable law in the relevant market, any agreement J.P. Morgan enters into with a Subcustodian for holding J.P. Morgan’s customers’ assets will provide that such assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors except a claim for payment for their safe custody or administration, or, in the case of cash deposits, except for liens or rights in favor of creditors of the Subcustodian arising under bankruptcy, insolvency or similar law, and that the beneficial ownership thereof will be freely transferable without the payment of money or value other than for safe custody or administration. J.P. Morgan shall be responsible for all claims for payment of fees for safe custody or administration so that no Subcustodian exercises any claim for such payment against the Customer’s assets. Where a Subcustodian deposits Securities with a Securities Depository, J.P. Morgan will cause the Subcustodian to identify on its records that the Securities deposited by the Subcustodian at such Securities Depository belong to J.P. Morgan, as agent for its custody customers. This Section 5.1(b) will not apply to the extent of any special agreement or arrangement made by the Customer with any particular Subcustodian.

(c)	J.P. Morgan is not responsible for the selection or monitoring of any Securities Depository and will not be liable for any act or omission by (or the insolvency of) any Securities Depository. In the event the Customer incurs a loss due to the negligence, willful default, or insolvency of a Securities Depository, J.P. Morgan will make reasonable efforts, in its discretion, to seek recovery from the Securities Depository, but J.P. Morgan will not be obligated to institute legal proceedings, file proof of claim in any insolvency proceeding, or take any similar action.

5.2	Liability for Subcustodians

(a)	Subject to Section 7.1(b), J.P. Morgan will be liable for direct losses incurred by the Customer that result from:

(i)	the failure by a Subcustodian to use reasonable care in the provision of custodial services by it in accordance with the standards prevailing in the relevant market or from the fraud or willful misconduct of such Subcustodian in the provision of custodial services by it; or

(ii)	the insolvency of any Affiliated Subcustodian Bank.

(b)	Subject to Section 5.1(a) and J.P. Morgan’s duty to use reasonable care in the monitoring of a Subcustodian’s financial condition as reflected in its published financial statements and other publicly available financial information concerning it customarily reviewed by J.P. Morgan in its oversight process, J.P. Morgan will not be responsible for any losses (whether direct or indirect) incurred by the Customer that result from the insolvency of any Subcustodian which is not a branch or an Affiliated Subcustodian Bank.

(c)	J.P. Morgan reserves the right to add, replace or remove Subcustodians. J.P. Morgan will give prompt notice of any such action, which will be advance notice if practicable. Upon request by the Customer, J.P. Morgan will identify the name, address and principal place of business of any Subcustodian and the name and address of the governmental agency or other regulatory authority that supervises or regulates such Subcustodian.

6.	ADDITIONAL PROVISIONS

6.1	Representations of the Customer and J.P. Morgan

(a)

The Customer represents, warrants and covenants that (i) it has full authority and power, and has obtained all necessary authorizations and consents, to deposit and control the Financial Assets, Sealed Envelopes and cash in the Accounts, to use J.P. Morgan as its custodian in accordance with the terms of this Agreement, to borrow money (either short term or intraday borrowings in order to settle transactions prior to receipt of covering funds), grant a lien over Financial Assets as contemplated by Section 4.3, and enter into foreign exchange transactions; (ii) assuming execution and delivery of this Agreement by

J.P. Morgan, this Agreement is the Customer’s legal, valid and binding obligation, enforceable against the Customer in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; (iii) it has not relied on any oral or written representation made by J.P. Morgan or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of J.P. Morgan; (iv) it is a resident of the United States and shall notify J.P. Morgan of any changes in residency; (v) the Financial Assets, Sealed Envelopes and cash deposited in the Accounts (other than those assets held in Accounts established pursuant to certain account control agreements (“Control Account Assets”) among the Customer, J.P. Morgan and secured party named therein) are not subject to any encumbrance or security interest whatsoever and the Customer undertakes that, so long as Liabilities of the Customer under or in connection with this Agreement are outstanding, it will not create or permit to subsist any encumbrance or security interest over such Financial Assets, Sealed Envelopes or cash (other than Control Account Assets); (vi) no delivery of Securities by the Customer to J.P. Morgan and no Instruction by the Customer with respect to such Securities will contravene Applicable Law; and (vii) none of the Financial Assets, Sealed Envelopes and cash to be held under this Agreement are “plan assets” as defined in Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder except as otherwise expressly notified to J.P. Morgan.

J.P. Morgan may rely upon the certification of such other facts as may be required to administer J.P. Morgan’s obligations under this Agreement and the Customer shall indemnify J.P. Morgan against all losses, liability, claims or demands arising directly or indirectly from any such certifications.

(b)	J.P. Morgan represents and warrants that (i) assuming execution and delivery of this Agreement by the Customer, this Agreement is J.P. Morgan’s legal, valid and binding obligation, enforceable against J.P. Morgan in accordance with its terms and (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement.

6.2	The Customer is Liable to J.P. Morgan Even if it is Acting for Another Person

If the Customer is acting as an agent or for another person as envisaged in Section 2.1(a) in respect of any transaction, cash, or Financial Asset, J.P. Morgan nevertheless will treat the Customer as its principal for all purposes under this Agreement. In this regard, the Customer will be liable to J.P. Morgan as a principal in respect of any transactions relating to the Account. The foregoing will not affect any rights J.P. Morgan might have against the Customer’s principal or the other person envisaged by Section 2.1(a).

6.3	Special Settlement Services

J.P. Morgan may, but shall not be obliged to, make available to the Customer from time to time special settlement services (including continuous linked settlement) for transactions involving Securities, cash, foreign exchange, and other instruments or contracts. The Customer shall comply, and shall cause its Authorized Persons to comply, with the requirements of any external settlement agency through which such settlements may be processed, including, without limitation, its rules and by-laws, where applicable.

7.	WHEN J.P. MORGAN IS LIABLE TO THE CUSTOMER

7.1	Standard of Care; Liability

(a)	J.P. Morgan will perform its duties and obligations under this Agreement, including but not limited to, the safekeeping of Financial Assets, with the high degree of care that would reasonably be expected from a professional custodian of comparable reputation, size and experience. J.P. Morgan will not be in violation of this Agreement with respect to any matter as to which it has satisfied its obligation of exercising such care.

(b)	J.P. Morgan will be liable for the Customer’s direct damages to the extent they result from J.P. Morgan’s fraud, negligence or willful misconduct in performing its duties as set out in this Agreement and to the extent provided in Section 5.2(a). Nevertheless, under no circumstances will J.P. Morgan be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Accounts, J.P. Morgan’s performance under this Agreement, or J.P. Morgan’s role as custodian.

(c)	The Customer will indemnify the J.P. Morgan Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of the J.P. Morgan Indemnitees in connection with or arising out of (i) J.P. Morgan’s performance under this Agreement, provided the J.P. Morgan Indemnitees have not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question or (ii) any J.P. Morgan Indemnitee’s status as a holder of record of the Customer’s Financial Assets. Nevertheless, the Customer will not be obligated to indemnify any J.P. Morgan Indemnitee under the preceding sentence with respect to any Liability for which J.P. Morgan is liable under Section 5.2(a) of this Agreement.

(d)

The Customer agrees that J.P. Morgan provides no service in relation to, and therefore has no duty or responsibility to: (i) question Instructions or make any suggestions to the Customer or an Authorized Person regarding such Instructions; (ii) supervise or make recommendations with respect to investments or the retention of Financial Assets; (iii) advise the Customer or an Authorized Person regarding any default in the payment of principal or income of any Security other than as provided in Section 2.7(b) of this Agreement; and (iv) evaluate or report to the Customer or an Authorized Person regarding the financial condition of any broker, agent or other party to which J.P. Morgan is instructed to deliver Financial Assets or cash. J.P. Morgan is not responsible or liable in any way for the genuineness or validity of any Security or instrument received, delivered or held by J.P. Morgan in physical form that appears to be genuine and valid.

7.2	Force Majeure

J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global custody business that it determines from time to time meet reasonable commercial standards. J.P. Morgan will have no liability, however, for any damage, loss, expense or liability of any nature that the Customer may suffer or incur, caused by an act of God, fire, flood, civil disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (other than on the part of J.P. Morgan or its employees), malfunction of equipment or software (except where such malfunction is primarily and directly attributable to J.P. Morgan’s negligence in maintaining the equipment or software), currency re-denominations, failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any other cause beyond the reasonable control of J.P. Morgan (including without limitation, the non-availability of appropriate foreign exchange).

7.3	J.P. Morgan May Consult With Counsel

J.P. Morgan will be entitled to rely on, and may act upon the advice of professional advisors in relation to matters of law, regulation or market practice (which may be the professional advisors of the Customer), and will not be liable to the Customer under this Agreement for any action taken or omitted pursuant to such advice.

7.4	J.P. Morgan Provides Diverse Financial Services and May Generate Profits as a Result

The Customer hereby authorizes J.P. Morgan to act under this Agreement notwithstanding that: (a) J.P. Morgan or any of its divisions, branches or Affiliates may have a material interest in transactions entered into by the Customer with respect to the Account or that circumstances are such that J.P. Morgan may have a potential conflict of duty or interest, including the fact that J.P. Morgan or its Affiliates may act as a market maker in the Financial Assets to which Instructions relate, provide brokerage services to other customers, act as financial adviser to the issuer of such Financial Assets, act in the same transaction as agent for more than one customer, have a material interest in the issue of the Financial Assets; or earn profits from any of the activities listed herein and (b) J.P. Morgan or any of its divisions, branches or Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of the Customer. J.P. Morgan is not under any duty to disclose any such information.

7.5	Assets Held Outside J.P. Morgan’s Control

J.P. Morgan will not be obliged to (a) hold Financial Assets or cash with any person not agreed to by J.P. Morgan or (b) register or record Financial Assets in the name of any person not agreed to by J.P. Morgan. Furthermore, J.P. Morgan will not be obliged to register or record on J.P. Morgan’s records Financial Assets held outside J.P. Morgan’s control. If, however, the Customer makes any such request and J.P. Morgan agrees to the request, the consequences of doing so will be at the Customer’s own risk. J.P. Morgan shall not be liable for any losses incurred as a result and may be precluded from providing some of the services referred to in this Agreement (for example, and without limitation, income collection, proxy voting, class action litigation and Corporate Action notification and processing).

7.6	Ancillary Services

J.P. Morgan and its Subcustodians may use third party delivery services and providers of information regarding non-core custody services matters such as pricing, proxy voting, corporate actions and class action litigation and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of Securities. Although J.P. Morgan will use reasonable care (and cause its Subcustodians to use reasonable care) in the selection and retention of such third party providers and local agents, it will not be responsible for any errors or omissions made by them in providing the relevant information or services.

7.7	Service Locations

J.P. Morgan maintains various operational/service centers and locations through the United States and foreign jurisdictions. The services provided under this Agreement may be provided from one or more such locations. J.P. Morgan may change the operational/service centers and locations as it deems necessary or appropriate for its business concerns.

8.	TAXATION

8.1	Tax Obligations

(a)	The Customer will pay or reimburse J.P. Morgan, and confirms that J.P. Morgan is authorized to deduct from any cash received or credited to the Cash Account, any taxes or levies required by any revenue or governmental authority for whatever reason in respect of the Customer’s Accounts.

(b)

The Customer will provide to J.P. Morgan such certifications, declarations, documentation, and information as it may require in connection with taxation, and warrants that, when given, this information is true and correct in every respect, not misleading in any way, and contains all material information. The Customer undertakes to notify J.P. Morgan immediately if any information requires updating or correcting. J.P. Morgan provides no service of controlling or monitoring, and therefore has no duty in respect of, or liability for any taxes, penalties, interest or additions to tax, payable or paid that result from (i) the inaccurate completion of documents by the Customer or any third party; (ii) provision to J.P. Morgan or a third party of inaccurate or misleading information by the Customer or any third party; (iii) the withholding of material information by the Customer or any third party; or (iv) any delay by any revenue authority or any other cause beyond J.P. Morgan’s control.

(c)	If J.P. Morgan does not receive appropriate certifications, documentation and information then, as and when appropriate and required, additional tax shall be deducted from all income received in respect of the Financial Assets issued (including, but not limited to, United States non-resident alien tax and/or backup withholding tax).

(d)	The Customer will be responsible in all events for the timely payment of all taxes relating to the Financial Assets in the Securities Account; provided, however, that J.P. Morgan will be responsible for any penalty or additions to tax due solely as a result of J.P. Morgan’s negligent acts or omissions with respect to paying or withholding tax or reporting interest, dividend or other income paid or credited to the Cash Account.

8.2	Tax Relief Services

(a)	Subject to the provisions of this Section, J.P. Morgan will provide (i) a “relief at source” service to obtain a reduction of withholding tax withheld as may be available in the applicable market in respect of income payments on Financial Assets credited to the Securities Account that J.P. Morgan believes may be available to the Customer and/or (ii) a tax reclaim service on certain qualifying Financial Assets. To defray expenses pertaining to nominal tax claims, J.P. Morgan may from time-to-time set minimum thresholds as to a de minimis value of tax reclaims or reduction of withholding which it will pursue in respect of income payments under this Section.

(b)	The provision of a tax relief service by J.P. Morgan is conditional upon J.P. Morgan receiving from the Customer (i) a declaration of its identity and place of residence and (ii) certain other documentation (pro forma copies of which are available from J.P. Morgan), prior to the receipt of Financial Assets in the Account and/or the payment of income.

(c)	J.P. Morgan will perform tax relief services only with respect to taxation levied by the revenue authorities of the countries advised to the Customer from time to time and J.P. Morgan may, by notification in writing, in its absolute discretion, supplement or amend the countries in which the tax relief services are offered. Other than as expressly provided in this Section 8.2, J.P. Morgan will have no responsibility with regard to the Customer’s tax position or status in any jurisdiction.

9.	TERMINATION

9.1	Termination

(a)	Any Customer may terminate this Agreement with respect to itself, and the Trust may terminate this Agreement with respect to all Customers, on sixty (60) days’ written notice to J.P. Morgan, and J.P. Morgan may terminate this Agreement with respect to any or all Customers on one hundred and eighty (180) days’ written notice to such Customers or the Trust, as applicable.

(b)	Notwithstanding Section 9.1(a):

(i)	Either party may terminate this Agreement immediately on written notice to the other party in the event that a material breach of this Agreement by the other party has not been cured within thirty (30) days’ of that party being given written notice of the material breach;

(ii)	Either party may terminate this Agreement immediately on written notice to the other party upon the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management, being subject to an involuntary order for the transfer of all or part of its business by a statutory authority, having any of its issued shares suspended from trading on any exchange on which they are listed (if applicable) or being the subject of a similar measure; and

(iii)	J.P. Morgan may terminate this Agreement with respect to any Customer on sixty (60) days’ written notice to such Customer in the event that J.P. Morgan reasonably determines that such Customer has ceased to satisfy J.P. Morgan’s customary credit requirements.

9.2	Exit Procedure

The Customer will provide J.P. Morgan full details of the persons to whom J.P. Morgan must deliver Financial Assets and cash within a reasonable period before the effective time of termination of this Agreement. If the Customer fails to provide such details in a timely manner, J.P. Morgan shall be entitled to continue to be paid fees under this Agreement until such time as it is able to deliver the Financial Assets and cash to its successor custodian, but J.P. Morgan may take such steps as it reasonably determines to be necessary to protect itself following the effective time of termination, including ceasing to provide transaction settlement services in the event that J.P. Morgan is unwilling to assume any related credit risk. J.P. Morgan will in any event be entitled to deduct any amounts owing to it prior to delivery of the Financial Assets and cash (and, accordingly, J.P. Morgan will be entitled to sell Financial Assets and apply the sale proceeds in satisfaction of amounts owing to it). The Customer will reimburse J.P. Morgan promptly for all out-of-pocket expenses it incurs in delivering Financial Assets upon termination. Termination will not affect any of the liabilities either party owes to the other arising under this Agreement prior to such termination.

10.	MISCELLANEOUS

10.1	Notices

Notices pursuant to Section 9 of this Agreement shall be sent or served by registered mail, overnight delivery services, such as Federal Express (FedEx) or United Parcel Service (UPS), etc., courier services or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing.

10.2	Successors and Assigns

This Agreement will be binding on each of the parties’ successors and assigns. The parties agree that neither party can assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed; except J.P. Morgan may assign this Agreement without the Customer’s consent to (a) any Affiliate or subsidiary of J.P. Morgan that is a bank within the meaning of the 1940 Act or (b) in connection with a merger, reorganization, stock sale or sale of all or substantially all of J.P. Morgan’s custody business to such a bank.

10.3	Entire Agreement

This Agreement, including the Schedules, Exhibits, and Riders (and any separate agreement which J.P. Morgan and the Customer may enter into with respect to any Cash Account), sets out the entire Agreement between the parties in connection with the subject matter hereof, and this Agreement supersedes any other agreement, statement or representation relating to custody, whether oral or written. Amendments must be in writing and, except where this Agreement provides for amendments by notice from J.P. Morgan, signed by both parties.

10.4	Information Concerning Deposits at J.P. Morgan’s Non-US Branch

Under U.S. federal law, deposit accounts that the Customer maintains in J.P. Morgan’s foreign branches (outside of the U.S.) are not insured by the Federal Deposit Insurance Corporation. In the event of J.P. Morgan’s liquidation, foreign branch deposits have a lesser preference than U.S. deposits, and such foreign deposits are subject to cross-border risks.

10.5	Insurance

The Customer acknowledges that J.P. Morgan will not be required to maintain any insurance coverage specifically for the benefit of the Customer. J.P. Morgan will, however, provide summary information regarding its own general insurance coverage to the Customer upon written request.

10.6	Security Holding Disclosure

With respect to Securities and Exchange Commission Rule 14b-2 under The U.S Shareholder Communications Act, regarding disclosure of beneficial owners to issuers of Securities, J.P. Morgan is instructed not to disclose the name, address or Security positions of the Customer in response to shareholder communications requests regarding the Account.

10.7	USA PATRIOT Act Disclosure

Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires J.P. Morgan to implement reasonable procedures to verify the identity of any person that opens a new Account with it. Accordingly, the Customer acknowledges that Section 326 of the USA PATRIOT Act and J.P. Morgan’s identity verification procedures require J.P. Morgan to obtain information which may be used to confirm the Customer’s identity, including without limitation the Customer’s name, address and organizational documents (“identifying information”). The Customer may also be asked to provide information about its financial status such as its current audited and unaudited financial statements. The Customer agrees to provide J.P. Morgan with and consents to J.P. Morgan obtaining from third parties any such identifying and financial information required as a condition of opening an account with or using any service provided by J.P. Morgan.

10.8	Governing Law and Jurisdiction

This Agreement will be construed, regulated, and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by applicable law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby. To the extent that in any jurisdiction the Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Customer shall not claim, and it hereby irrevocably waives, such immunity.

10.9	Severability; Waiver; and Survival

(a)	If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)	Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)	The parties’ rights, protections, and remedies under this Agreement shall survive its termination.

10.10	Confidentiality

(a)	Subject to Clause 10.10(b) J.P. Morgan will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over J.P. Morgan’s business, or with the consent of the Customer.

(b)	The Customer authorizes J.P. Morgan to disclose Confidential Information to:

(i)	any Subcustodian, subcontractor, agent, Securities Depository, securities exchange, broker, third party agent, proxy solicitor, issuer, or any other person that J.P. Morgan believes it is reasonably required in connection with J.P. Morgan’s provision of relevant services under this Agreement and solely for the purpose of providing such services;

(ii)	its professional advisors, auditors or public accountants;

(iii)	its Affiliates and branches; and

(iv)	any revenue authority or any governmental entity in relation to the processing of any tax relief claim.

(c)	Except as otherwise required by Applicable Law or as needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions, including, without limitation, any commercial terms, of this Agreement in confidence.

10.11	Counterparts

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

10.12	No Third Party Beneficiaries

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

[Signature page follows]

1290 Funds Trust,	JPMORGAN CHASE BANK, N.A.
solely with respect to its series listed
on Exhibit A hereto, severally and not
jointly

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

EXHIBIT A

LIST OF CUSTOMERS

The following series of 1290 Funds Trust (the “Trust”) are “Customers” under this Agreement

EXHIBIT B

FEES

[To be inserted]

SCHEDULE 1

List of Subcustodians and Markets Used by J.P. Morgan

UP TO DATE LIST TO BE INSERTED AT TIME OF SIGNING

SCHEDULE 2

Form of Board Resolution

To:	JPMorgan Chase Bank, N.A.

                     20

We hereby certify that the following is a true copy of the minutes of the Board of Directors of                                                                                        *(the “Company”) which was duly called and held on                                              , 20      and at which a duly qualified quorum was present throughout and entitled to vote.

1.	There was produced to the meeting a form of Custody Agreement provided by JPMorgan Chase Bank, N.A. (“J.P. Morgan”) for use in connection with the opening of one or more cash and securities accounts and the conduct of such other transactions between the Company and J.P. Morgan as referred to therein. The form of Custody Agreement produced had been completed by an officer of the Company, and in particular it was noted that details of the Authorized Persons (as defined therein) and details of persons authorized to give instructions on behalf of the Company had been provided to J.P. Morgan. Details of any Fund Managers and Advisers had also been provided to J.P. Morgan. The indemnities given to J.P. Morgan in the Custody Agreement were also noted. The meeting considered the form of the Custody Agreement.

2.	IT WAS RESOLVED that the form of Custody Agreement (together with the Schedule and Appendices), completed in the manner and form produced at the meeting, be and is hereby approved and that ** be and he/she is hereby authorized, for and on behalf of the Company, to sign and deliver the same together with such changes and amendments thereto as he/she may in his/her sole discretion think fit.

3.	There was produced to the meeting a form of power of attorney (“power of attorney”) to be given by the Company to J.P. Morgan to enable J.P. Morgan to provide tax reclaim services as provided for in the Custody Agreement. The meeting considered the form of the power of attorney and in particular the indemnities contained in it. IT WAS RESOLVED that that power of attorney be and it is hereby approved and that it be executed under seal in accordance with the Company’s constitution.

Director

Secretary

*Name of Company in full.

SCHEDULE 3

J.P. Morgan Worldwide Securities Services Custody Restricted Markets Schedule

UP TO DATE LIST TO BE INSERTED AT TIME OF SIGNING

ANNEX A

Electronic Access

1. J.P. Morgan may permit the Customer and its Authorized Persons to access certain electronic systems and applications (collectively, the “Products”) and to access or receive electronically Data (as defined below) in connection with the Agreement. J.P. Morgan may, from time to time, introduce new features to the Products or otherwise modify or delete existing features of the Products in its sole discretion. J.P. Morgan shall use reasonable efforts to give the Customer reasonable notice of its termination or suspension of access to the Products, but may do so immediately if J.P. Morgan determines, in its sole discretion, that providing access to the Products would violate Applicable Law or that the security or integrity of the Products is at risk. Access to the Products shall be subject to the Security Procedures.

2. In consideration of the fees paid by the Customer to J.P. Morgan and subject to any applicable software license addendum in relation to J.P. Morgan-owned or sublicensed software provided for a particular application and Applicable Law, J.P. Morgan grants to the Customer a non-exclusive, non-transferable, limited and revocable license to use the Products and the information and data made available through the Products or transferred electronically to the Customer or its Authorized Persons (the “Data”) for the Customer’s internal business use only. The Customer may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein. The license granted herein will permit use by the Customer’s Authorized Person, provided that such use shall be in compliance with the Agreement, including this Exhibit. The Customer acknowledges that elements of the Data, including prices, corporate action information, and reference data, may have been licensed by J.P. Morgan from third parties and that any use of such Data beyond that authorized by the foregoing license, may require the permission of one or more third parties in addition to J.P. Morgan.

3. The Customer acknowledges that there are security, corruption, transaction error and access availability risks associated with using open networks such as the internet, and the Customer hereby expressly assumes such risks. The Customer is solely responsible for obtaining, maintaining and operating all software (including antivirus software, anti-spyware software, and other internet security software) and personnel necessary for the Customer to access and use the Products. All such software must be interoperable with J.P. Morgan’s software. Each of the Customer and J.P. Morgan shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

4. In cases where J.P. Morgan’s web site is unexpectedly down or otherwise unavailable, J.P. Morgan shall, absent a force majeure event, provide other appropriate means for the Customer or its Authorized Persons to instruct J.P. Morgan or obtain reports from J.P. Morgan. J.P. Morgan shall not be liable for any loss or damage arising out of the Customer’s use of, access to or inability to use the Products via J.P. Morgan’s web site in the absence of J.P. Morgan’s gross negligence or willful misconduct.

5. Use of the Products may be monitored, tracked, and recorded.

6. The Customer shall not knowingly use the Products to transmit (i) any virus, worm, or destructive element or any programs or data that may be reasonably expected to interfere with or disrupt the Products or servers connected to the Products; (ii) material that violates the rights of another, including but not limited to the intellectual property rights of another; and (iii) “junk mail”, “spam”, “chain letters” or unsolicited mass distribution of e-mail.

7. The Customer shall promptly and accurately designate in writing to J.P. Morgan the geographic location of its users upon written request. The Customer further represents and warrants to J.P. Morgan that the Customer shall not access the service from any jurisdiction which J.P. Morgan informs the Customer or where the Customer has actual knowledge that the service is not authorized for use due to local regulations or laws, including applicable software export rules and regulations. Prior to submitting any document which designates the persons authorized to act on the Customer’s behalf, the Customer shall obtain from each individual referred to in such document all necessary consents to enable J.P. Morgan to process the data set out therein for the purposes of providing the Products.

8. The Customer will be subject to and shall comply with all applicable laws, rules and regulations concerning restricting collection, use, disclosure, processing and free movement of the Data (collectively, the “Privacy Regulations”). The Privacy Regulations may include, as applicable, the Federal “Privacy of Consumer Financial Information” Regulation (12 CFR Part 30), as amended from time to time, issued pursuant to Section 504 of the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. §6801, et seq.), the Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d), The Data Protection Act 1998 and Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to processing of personal data and the free movement of such data.

9. The Customer shall be responsible for the compliance of its Authorized Persons with the terms of the Agreement, including this Annex.

Mutual Fund Rider to Global Custody Agreement Between JPMorgan Chase Bank, N.A., and 1290 Funds Trust, acting solely with respect to each of its series listed on Exhibit A to the Global Custody Agreement effective

The following modifications are made to the Agreement:

A.	Add a new Section 2.19 to the Agreement as follows:

2.19	Compliance With Securities And Exchange Commission (“SEC”) Rule 17f-5 (“Rule 17f-5”).

(a)	Customer’s board of directors (or equivalent body) (hereinafter ‘Board’) hereby delegates to J.P. Morgan, and, except as to the country or countries as to which J.P. Morgan may, from time to time, advise Customer that it does not accept such delegation, J.P. Morgan hereby accepts the delegation to it, of the obligation to perform as Customer’s ‘Foreign Custody Manager’ (as that term is defined in rule 17f-5(a)(3) as promulgated under the Investment Company Act of 1940, as amended (“1940 Act”)), including for the purposes of: (i) selecting Eligible Foreign Custodians (as that term is defined in rule 17f-5(a)(1), and as the same may be amended from time to time, or that have otherwise been exempted pursuant to an SEC exemptive order) to hold foreign Financial Assets and Cash, (ii) evaluating the contractual arrangements with such Eligible Foreign Custodians (as set forth in rule 17f-5(c)(2)), (iii) monitoring such foreign custody arrangements (as set forth in rule 17f-5(c)(3)).

(b)	In connection with the foregoing, J.P. Morgan shall:

(i)	provide written reports notifying Customer’s Board of the placement of Financial Assets and Cash with particular Eligible Foreign Custodians and of any material change in the arrangements with such Eligible Foreign Custodians, with such reports to be provided to Customer’s Board at such times as the Board deems reasonable and appropriate based on the circumstances of Customer’s foreign custody arrangements (and until further notice from Customer such reports shall be provided not less than quarterly with respect to the placement of Financial Assets and Cash with particular Eligible Foreign Custodians and with reasonable promptness upon the occurrence of any material change in the arrangements with such Eligible Foreign Custodians);

(ii)	exercise such reasonable care, prudence and diligence in performing as Customer’s Foreign Custody Manager as a person having responsibility for the safekeeping of foreign Financial Assets and cash would exercise;

(iii)	in selecting an Eligible Foreign Custodian, first have determined that foreign Financial Assets and cash placed and maintained in the safekeeping of such Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such foreign Financial Assets and cash, including, without limitation, those factors set forth in rule 17f-5(c)(1)(i)-(iv);

(iv)	determine that the written contract with an Eligible Foreign Custodian requires that the Eligible Foreign Custodian shall provide reasonable care for foreign Financial Assets and Cash based on the standards applicable to custodians in the relevant market.

(v)	have established a system to monitor the continued appropriateness of maintaining foreign Financial Assets and cash with particular Eligible Foreign Custodians and of the governing contractual arrangements; it being understood, however, that in the event that J.P. Morgan shall have determined that the existing Eligible Foreign Custodian in a given country would no longer afford foreign Financial Assets and cash reasonable care and that no other Eligible Foreign Custodian in that country would afford reasonable care, J.P. Morgan shall promptly so advise Customer and shall then act in accordance with the Instructions of Customer with respect to the disposition of the affected foreign Financial Assets and cash.

Subject to (b)(i)-(v) above, J.P. Morgan is hereby authorized to place and maintain foreign Financial Assets and cash on behalf of Customer with Eligible Foreign Custodians pursuant to a written contract deemed appropriate by J.P. Morgan.

(c)	Except as expressly provided herein, Customer shall be solely responsible to assure that the maintenance of foreign Financial Assets and cash hereunder complies with the rules, regulations, interpretations and exemptive orders as promulgated by or under the authority of the SEC.

(d)	J.P. Morgan represents to Customer that it is a U.S. Bank as defined in Rule 17f-5(a)(7). Customer represents to J.P. Morgan that: (1) the foreign Financial Assets and cash being placed and maintained in J.P. Morgan’s custody are subject to the 1940 Act, as the same may be amended from time to time; (2) its Board: (i) has determined that it is reasonable to rely on J.P. Morgan to perform as Customer’s Foreign Custody Manager (ii) or its investment adviser shall have determined that Customer may maintain foreign Financial Assets and cash in each country in which Customer’s Financial Assets and cash shall be held hereunder and determined to accept Country Risk. Nothing contained herein shall require J.P. Morgan to make any selection or to engage in any monitoring on behalf of Customer that would entail consideration of Country Risk.

(e)	J.P. Morgan shall provide to Customer such information relating to Country Risk as is specified in Appendix 1 hereto. Customer hereby acknowledges that: (i) such information is solely designed to inform Customer of market conditions and procedures and is not intended as a recommendation to invest or not invest in particular markets; and (ii) J.P. Morgan has gathered the information from sources it considers reliable, but that J.P. Morgan shall have no responsibility for inaccuracies or incomplete information.

B.	Add a new Section 2.20 to the Agreement as follows:

2.20	Compliance with SEC Rule 17f-7 (“rule 17f-7”).

(a)	J.P. Morgan shall, for consideration by Customer, provide an analysis of the custody risks associated with maintaining Customer’s foreign Financial Assets with each Eligible Securities Depository used by J.P. Morgan as of the date hereof (or, in the case of an Eligible Securities Depository not used by J.P. Morgan as of the date hereof, prior to the initial placement of Customer’s foreign Financial Assets at such Depository) and at which any foreign Financial Assets of Customer are held or are expected to be held. The foregoing analysis will be provided to Customer at J.P. Morgan’s Website. In connection with the foregoing, (i) Customer shall notify J.P. Morgan of any Eligible Securities Depositories at which it does not choose to have its foreign Financial Assets held and hereby covenants that it will not issue any Instructions to J.P. Morgan to hold its foreign Financial Assets at such Eligible Securities Depositories, (ii) Customer hereby waives, and releases J.P. Morgan from, any liability that J.P Morgan may incur to Customer in connection with any Instructions delivered to J.P. Morgan in contravention of such notification and (iii) Customer shall be solely liable for any Instructions delivered to J.P. Morgan in contravention of such notification. J.P. Morgan shall monitor the custody risks associated with maintaining Customer’s foreign Financial Assets at each such Eligible Securities Depository on a continuing basis and shall promptly notify Customer or its adviser of any material changes in such risks.

(b)	J.P. Morgan shall exercise reasonable care, prudence and diligence in performing the requirements set forth in Section 2.20(a) above.

(c)	Attached as Schedule 2 is a list of the Securities Depositories currently used through J.P. Morgan’s network, identifying which of those Securities Depositories are not Eligible Securities Depositories. In the exercise of diligence, J.P. Morgan shall determine the eligibility under rule 17f-7 of each Securities Depository included on Schedule 2 hereto and shall promptly advise Customer if any Securities Depository listed as an Eligible Securities Depository ceases to be eligible. (J.P. Morgan may amend Schedule 2 from time to time and shall advise the Customer of such change via electronic means).

C.	Add the following after the first sentence of Section 5.1(a) of the Agreement: “At the request of Customer, J.P. Morgan may, but need not, add to Schedule 1 an Eligible Foreign Custodian where J.P. Morgan has not acted as Foreign Custody Manager with respect to the selection thereof. J.P. Morgan shall notify Customer in the event that it elects to add any such entity.”

D.	Add the following language as Sections 5.1(d), (e) and (f) of the Agreement:

(d)	The term Subcustodian as used herein shall mean the following:

(i)	a “U.S. Bank”, which shall mean a U.S. bank as defined in rule 17f-5(a)(7);

(ii)	an “Eligible Foreign Custodian”, which shall mean: (i) a banking institution or trust company, incorporated or organized under the laws of a country other than the United States, that is regulated as such by that country’s government or an agency thereof, and (ii) a majority-owned direct or indirect subsidiary of a U.S. bank or bank holding company which subsidiary is incorporated or organized under the laws of a country other than the United States. In addition, an Eligible Foreign Custodian shall also mean any other entity that shall have been so qualified by exemptive order, rule or other appropriate action of the SEC.

(iii)	For purposes of clarity, it is agreed that as used in Section 5.2(a), the term Subcustodian shall not include any Eligible Foreign Custodian as to which J.P. Morgan has not acted as Foreign Custody Manager.

(e)	Every Securities Depository shall be an “Eligible Securities Depository” except as otherwise noted on Schedule 2 attached hereto. An “Eligible Securities Depository” shall have the same meaning as in rule 17f-7(b)(1)(i)-(vi) as the same may be amended from time to time, or that has otherwise been made exempt pursuant to an SEC exemptive order; provided that, prior to the compliance date with rule 17f-7 for a particular securities depository the term “securities depositories” shall be as defined in (a)(1)(ii)-(iii) of the 1997 amendments to rule 17f-5.

(f)	The term “Securities Depository” as used herein when referring to a securities depository located in the U.S. shall mean a “securities depository” as defined in rule 17f-4(c)(6).

IN WITNESS WHEREOF, the parties have executed this Addendum as at the date first above-written.

1290 Funds Trust, acting solely with respect
to each of its series listed on Exhibit A to
the Global Custody Agreement	JPMORGAN CHASE BANK, N.A.

By:	By:

Name:	Name:
Title:	Title:
Date:	Date:

Appendix 1-A

Information Regarding Country Risk

1.	To aid Customer in its determinations regarding Country Risk, J.P. Morgan shall furnish annually, and upon the initial placing of Financial Assets and cash into a country, the following information:

A.	Opinions of local counsel concerning:

i.	Whether applicable foreign law would restrict the access of Customer’s independent public accountants to books and records kept by an Eligible Foreign Custodian located in that country which pertain to the Customer’s account.

ii.	Whether applicable foreign law would restrict Customer’s ability to recover its Financial Assets and cash in the event of the bankruptcy of an Eligible Foreign Custodian located in that country.

iii.	Whether applicable foreign law would restrict Customer’s ability to recover Financial Assets that are lost while under the control of an Eligible Foreign Custodian located in the country.

iv.	Whether applicable foreign law would restrict the Customer’s right as foreign investors to convert Customer’s cash or cash equivalents into U.S. dollars which have not yet been invested in securities.

B.	A market profile with respect to the following topics:

(i) securities regulatory environment, (ii) foreign ownership restrictions, (iii) foreign exchange, (iv) securities settlement and registration, (v) taxation, and (vi) securities depositories (including depository risk assessment), if any.

2.	To aid Customer in monitoring Country Risk, J.P. Morgan shall furnish board the following additional information:

NewsFlashes, including with respect to changes in the information in market profiles

SCHEDULE 2

SECURITIES DEPOSITORIES